EXHIBIT 4.11
DAKTRONICS, INC.
DESCRIPTION OF SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following is a summary of the terms of the common stock, no par value (the “Common Stock”), of Daktronics, Inc. (the “Company,” “we,” “us,” or “our”); the Company’s Series A Junior Participating Preferred Stock, no par value (the “Series A Preferred Stock”); and rights (the “Rights”) to purchase specified fractions of the Series A Preferred Stock.
The summary is subject to, and qualified in its entirety by reference to, our Amended and Restated Articles of Incorporation (the “Articles”) (incorporated by reference to Exhibit 3.1 to our Quarterly Report on Form 10‑Q/A (Amendment No. 1) filed on December 21, 2018); our Amended and Restated Bylaws (the “Bylaws”) (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8‑K filed on January 30, 2023); the Rights Agreement dated as of November 16, 2018 (the “Original Rights Agreement”) between the Company and Equiniti Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8‑K filed on November 16, 2018); and the First Amendment to Rights Agreement dated as of November 19, 2021 (the “First Amendment”) between the Company and Equiniti Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.2 to our Form 8-A/A (Amendment No. 1) filed on November 19, 2021). (The Original Rights Agreement, as amended by the First Amendment, is referred to herein as the “Rights Agreement.”) We encourage you to carefully read the Articles, Bylaws, Rights Agreement, First Amendment, and applicable portions of the South Dakota Codified Laws (the “SDCL”), including the South Dakota Business Corporation Act (the “SDBCA”), Chapter 47‑1A of the SDCL, and the Domestic Public Corporation Takeover Act, SDCL Chapter 47-33 (the “Takeover Act”).
Authorized Shares of Capital Stock
As of June 30, 2023, we were authorized to issue up to 120,000,000 shares of stock, each without par value, consisting of 115,000,000 shares of Common Stock and 4,950,000 shares of undesignated stock. Our Board of Directors (the “Board”) has the power to authorize and issue any or all of the shares of undesignated stock without shareholder approval, including the authority to establish the rights and preferences of the undesignated stock.
Common Stock
As of June 30, 2023, we had 45,703,283 shares of Common Stock outstanding, including 136,869 shares of Common Stock subject to issued and outstanding restricted stock awards.
Voting Rights
All shares of Common Stock are voting shares, and each share is entitled to one vote. The Common Stock has cumulative voting rights for the election of directors. All director elections are decided by a plurality of the shares entitled to vote on the election of directors. Except as otherwise provided by applicable law, our Articles, or our Bylaws, every matter other than the election of directors is decided by the affirmative vote of a majority of the votes cast by shareholders present in person or by proxy at the meeting and entitled to vote on such matter.
Classified Board
Members of the Board are divided into three classes and serve staggered three‑year terms. Under the Bylaws, directors can be removed from office, with or without cause, by the affirmative vote of a majority of the shareholders entitled to vote at a special meeting called for that purpose, and the shareholders may also elect his/her successor.
Dividend Rights
Holders of our shares of Common Stock are entitled to receive dividends declared by the Board out of funds legally available for the payment of dividends under South Dakota law, subject to the rights, if any, of holders of our preferred stock.

Liquidation Rights
Upon any liquidation, dissolution or winding up of the Company, voluntary or otherwise, each share of Common Stock is entitled to participate pro rata in all assets available for distribution after the payment of all liabilities and provision for the liquidation preference of any shares of preferred stock then outstanding.
Rights and Preferences
The holders of our Common Stock have no preemptive rights and no rights to convert their Common Stock into any other securities. There are also no redemption or sinking fund provisions applicable to our Common Stock.
All outstanding shares of Common Stock are fully paid and non‑assessable. In addition, see “Anti‑Takeover Effects of Provisions of the Rights Agreement, Our Articles and Bylaws and South Dakota Law” below.
Listing, Transfer Agent, and Registrar
Our Common Stock is listed on the Nasdaq Global Select Market under the trading symbol “DAKT.” The transfer agent and registrar for our Common Stock is EQ Shareowner Services (Equiniti Trust Company).
Preferred Stock
The Board has the authority, without further action by our shareholders, to issue up to 5,000,000 shares of undesignated preferred stock, no par value, in one or more classes or series and to fix the rights, preferences, privileges and restrictions of the preferred stock. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting, or the designation of, such class or series, any or all of which may be greater than the rights of Common Stock. The issuance of our preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of shares of preferred stock could have the effect of delaying, deferring or preventing a change in control of our Company or other corporate action.
Effective on November 19, 2018, the Board adopted Articles of Amendment to our Articles setting forth the rights, powers and preferences of our Series A Preferred Stock, as described below. In addition, we have issued Rights to purchase specified fractions of Series A Preferred Stock. For more information about the Rights, see “Rights to Purchase Series A Preferred Stock” below.
In addition, see “Anti‑Takeover Effects of Provisions of the Rights Agreement, Our Articles and Bylaws and South Dakota Law” below.
Series A Preferred Stock
Amount. Under our Articles, we may issue 50,000 shares of Series A Preferred Stock. As of June 30, 2023, there were no shares of Series A Preferred Stock outstanding.
Rank. The Series A Preferred Stock will rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Company’s preferred stock and senior to the Common Stock as to such matters.
Dividends and Distributions; Adjustment. Subject to the rights of the holders of any shares of any other series of our preferred stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior stock of the Company, will be entitled to receive, when, as and if declared by the Board out of funds legally available for that purpose, quarterly dividends payable in cash on the first day of March, June, September, and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (1) $1.00 or (2) subject to the provision for adjustment described below, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non‑cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. If the Company at any time declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the amount to which holders of shares of Series A Preferred Stock were entitled immediately before such event under clause (2) of the preceding sentence will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately before such event.
We will be required to declare a dividend or distribution on the Series A Preferred Stock as provided in the foregoing paragraph immediately after we declare a dividend or distribution on the Common Stock (other than dividends payable in shares of Common Stock); provided, that if no dividend or distribution was declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock will be payable on such subsequent Quarterly Dividend Payment Date.
Dividends will begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is before the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares will begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends will begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends will not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares will be allocated pro rata on a share‑by‑share basis among all such shares at the time outstanding. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payments of a dividend or distribution declared on the shares of Series A Preferred Stock, which record date will be not more than 60 days before the date fixed for the payment of the dividend or distribution.
Voting Rights; Adjustment. Subject to the provision for adjustment set forth in the next sentence, each share of Series A Preferred Stock will entitle its holder to 1,000 votes on all matters submitted to a vote of the shareholders of the Company. If the Company declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately before such event will be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock outstanding immediately before such event. Except as otherwise provided in the Articles, in any other articles of amendment creating a series of the Company’s preferred stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights will vote together as one class on all matters submitted to a vote of shareholders of the Company. Except as set forth in the Articles, or as otherwise provided by law, holders of Series A Preferred Stock will have no special voting rights, and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth in the Articles) for taking any corporate action.
Certain Restrictions on Dividends. Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as described above are in arrears, and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Company will be restricted in its ability to declare or pay dividends on, redeem, purchase or otherwise acquire for consideration, or make other distributions of shares of stock ranking junior to, or on parity with, the Series A Preferred Stock (subject to specified exceptions for stock ranking on a parity with the Series A Preferred Stock). In such event, the Company will also be restricted in its ability to purchase shares of Series A Preferred Stock or shares of capital stock of the Company ranking junior to, or on parity with, the Series A Preferred Stock, subject to certain exceptions.
Distribution Upon Liquidation of Dissolution. Upon any liquidation, dissolution or winding up of the Company, no distribution will be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock have received the greater of (a) $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, and (b) an amount, subject to the provision for adjustment set forth below, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock; or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution, or winding up. If the Company declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately before such event under the proviso in clause (1) of the preceding sentence will be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.
Exchange Upon Consolidation or Merger. If the Company enters into any consolidation, merger, combination, or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash, and/or any other property, then each share of Series A Preferred Stock will be similarly exchanged or changed into an amount per share, subject to the provision for adjustment set forth in the next sentence, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind) into which or for which each share of Common Stock is changed or exchanged. If the Company declares or pays any dividend on the Common Stock payable in shares of Common Stock, or effects a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock will be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.
Redemption; Sinking Fund. The shares of Series A Preferred Stock will not be redeemable. There is no sinking fund provision that applies to the Series A Preferred Stock.
Certain Rights and Preferences. All outstanding shares of Series A Preferred Stock, when issued in accordance with the terms of the Articles and the Rights Agreement, will be fully paid and non‑assessable. In addition, see “Anti‑Takeover Effects of Provisions of the Rights Agreement, Our Articles and Bylaws and South Dakota Law” below.
Amendments. Our Articles may not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two‑thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.
Rights to Purchase Series A Preferred Stock
As described above, we are a party to the Rights Agreement with the Rights Agent. On November 16, 2018, the Board declared a dividend of one Right, initially representing the right to purchase from the Company one one‑thousandth of a share of Series A Preferred Stock at an initial exercise price of $25.00 per Right, subject to certain adjustments (the “Exercise Price”), for each share of Common Stock outstanding on November 19, 2018 (the “Record Date”) to the shareholders of record at the close of business on the Record Date. The Board approved the First Amendment, which amended the initial exercise price of $25.00 per Right set forth in the Rights Agreement to $20.00 per Right. The Company’s shareholders approved the Rights Agreement at the annual meeting of shareholders held on September 7, 2022.
The Rights will not be exercisable until the earliest to occur of (1) the close of business on the 10th business day after the first date of a public announcement that a person or a group of affiliated or associated persons (with certain exceptions, an “Acquiring Person”) has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock and (2) the close of business on the 10th business day after the date of the commencement by any person of, or of the first public announcement of the intention of any person to commence, a tender or exchange offer the consummation of which would result in such person becoming the beneficial owner of 20% or more of the outstanding shares of Common Stock (the earlier of such dates being called the “Distribution Date”). Any existing shareholder or group that beneficially owned 20% or more of the Common Stock on November 16, 2018 was grandfathered at its current ownership level. However, the Rights will become exercisable if at any time after the announcement of the Rights Agreement such shareholder or group increases its ownership of shares of Common Stock to an amount equal to or greater than the greater of (a) 20% of the shares of Common Stock then outstanding and (b) the sum of (i) the lowest beneficial ownership of such person as a percentage of the shares of Common Stock outstanding at any time after the public announcement of the Rights Agreement plus (ii) one share of Common

Stock. Certain synthetic interests in securities created by derivative positions, whether or not such interests are considered to be ownership of the underlying Common Stock or are reportable for purposes of Regulation 13D under the Securities Exchange Act of 1934, as amended, are treated as beneficial ownership of the number of shares of Common Stock equivalent to the economic exposure created by the derivative position to the extent actual shares of Common Stock are directly or indirectly held by counterparties to the derivatives contracts.
With respect to certificates representing shares of Common Stock outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by such certificates for shares of Common Stock registered in the names of the holders thereof and not by separate Rights Certificates, as described below. With respect to book entry shares of Common Stock outstanding as of the Record Date, until the Distribution Date, the Rights will be evidenced by the balances indicated in the book entry account system of the transfer agent for the Common Stock. Until the earlier of the Distribution Date and the “Expiration Date” (as defined below), the transfer of any shares of Common Stock outstanding on the Record Date will also constitute the transfer of the Rights associated with such shares of Common Stock. As soon as practicable after the Distribution Date, separate certificates evidencing the Rights (the “Rights Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such separate Rights Certificates alone will evidence the Rights.
The Rights, which are not exercisable until the Distribution Date, will expire at the earliest to occur of (1) the close of business on November 19, 2024; (2) the time at which the Rights are redeemed pursuant to the Rights Agreement; (3) the time at which the Rights are exchanged pursuant to the Rights Agreement; and (4) the time at which the Rights are terminated upon the closing of any merger or other acquisition transaction involving the Company and a person pursuant to a merger or other acquisition agreement that has been approved by the Board before such person has become an Acquiring Person (the earliest of (1), (2), (3) and (4) is referred to as the “Expiration Date”).
The Exercise Price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution (1) upon a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock; (2) upon the grant to holders of the Series A Preferred Stock of certain rights or warrants to subscribe for or purchase Series A Preferred Stock at a price, or securities convertible into Series A Preferred Stock with a conversion price, less than the then‑current market price of the Series A Preferred Stock; or (3) upon the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series A Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of outstanding Rights and the number of one one‑thousandths of a share of Series A Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split, reverse stock split, stock dividend and other similar transactions.
If any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right (other than Rights beneficially owned by the Acquiring Person, affiliates and associates of the Acquiring Person, and certain transferees thereof, which will have become null and void), will thereafter have the right to receive upon exercise of a Right that number of shares of Common Stock having a market value of two times the exercise price of the Right.
If, after a person or group of affiliated or associated persons becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, affiliates and associations of the Acquiring Person, and certain transferees thereof, which will have become null and void) will thereafter have the right to receive upon the exercise of a Right that number of shares of common stock of the acquiring company having a market value at the time of that transaction equal to two times the Exercise Price.
With certain exceptions, no adjustment in the Exercise Price will be required unless cumulative adjustments require an increase or decrease of at least 1% in the Exercise Price. No fractional shares of Series A Preferred Stock or Common Stock will be issued (other than fractions of shares of Series A Preferred Stock which are integral multiples of one one‑thousandth of a share of Series A Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the then‑current market price of the Series A Preferred Stock or the Common Stock.
At any time after any person or group becomes an Acquiring Person and before the acquisition of beneficial ownership by such Acquiring Person of 50% or more of the outstanding shares of Common Stock, the Board, at its option, may exchange the Rights (other than Rights owned by such Acquiring Person, affiliates and associates of the Acquiring Person, and certain transferees thereof, which will have become null and void), in whole or in part, for shares of Common Stock or Series A Preferred Stock (or a series of the Company’s preferred stock having equivalent rights, preferences and privileges) at an exchange ratio of one share of Common Stock, or a fractional share of Series A Preferred Stock (or other preferred stock) equivalent in value thereto, per outstanding Right.
At any time before the time an Acquiring Person becomes such, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”) payable, at the option of the Company, in cash, shares of Common Stock or such other form of consideration as the Board shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish.
Immediately upon any redemption or exchange of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price or the securities for which the Rights were exchanged.
Until a Right is exercised or exchanged, the holder of the Right, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.
For so long as the Rights are redeemable, the Company may, except with respect to the Redemption Price, amend the Rights Agreement in any manner. After the Rights are no longer redeemable, the Company may, except with respect to the Redemption Price, amend the Rights Agreement in any manner that does not adversely affect the interests of holders of the Rights (other than holders of Rights owned by or transferred to any person who is or becomes an Acquiring Person, affiliates and associates of an Acquiring Person, and certain transferees thereof).
Anti‑Takeover Effects of Provisions of the Rights Agreement, Our Articles and Bylaws and South Dakota Law
Rights Agreement
The general purpose of the Rights Agreement described above is to deter and mitigate the time pressures of non‑negotiated, hostile takeover attempts made at unfair or inadequate prices, or by coercive or unfair tactics. The Rights Agreement provides, subject to certain exceptions, that if any person or group acquires 20% or more of our outstanding shares of Common Stock, there would be a triggering event potentially resulting in significant dilution in the voting power and economic ownership of that person or group. Existing shareholders who owned 20% or more of our outstanding Common Stock as of the Record Date will trigger a dilutive event only if they acquire an additional 1% of the outstanding shares of our Common Stock. For more information about the Rights and the Rights Agreement, see “Rights to Purchase Series A Preferred Stock.”
Articles and Bylaws
Certain provisions of our Articles may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our Common Stock. Among other things, our Articles:
•permit our Board to authorize and issue shares of preferred stock without prior shareholder approval, commonly referred to as “blank check” preferred stock, with any rights, preferences and privileges as the Board may designate, including the right to approve an acquisition or other change in our control;
•provide that the authorized number of directors may be increased by resolution of the Board;
•provide that all vacancies, including newly‑created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum; and
•require three classes of directors, each consisting of two or three directors, with each class elected every three years, which increases the difficulty of takeovers because a hostile bidder cannot replace an entire staggered board in a single proxy contest.
The Articles provide that the Company must indemnify its officers and directors to the fullest extent authorized or permitted by the SDBCA or any other applicable laws as may from time to time be in effect, as the same exist or may be amended from time to time. Section 47-1A-851 and Section 47-1A-856(1) of the SDBCA provide that the Company may indemnify its officers and directors against liability incurred in connection with proceedings in which such persons are parties by reason of being an officer or director of the Company if they (1) acted in good faith; (2)

reasonably believed: (a) in the case of conduct in an official capacity, that the conduct was in the best interests of the Company, and (b) in all other cases, that the conduct was at least not opposed to the best interests of the Company; and (3) in the case of any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. In addition, Section 47-1A-856(2)(b) of the SDBCA permits the Company to indemnify an officer of the Company who is a party to a proceeding by reason of being an officer of the Company against liability, except for liability arising out of conduct that constitutes receipt of a financial benefit to which the officer is not entitled, an intentional infliction of harm on the Company or its shareholders, or an intentional violation of criminal law. Section 47-1A-857 of the SDBCA permits the Company to purchase and maintain insurance on behalf of its officers and directors against any liability which may be asserted against, or incurred by, such persons in their capacities as officers and directors of the Company, whether or not the Company would have power to indemnify or advance expenses to the person against the same liability under the provisions of the SDBCA. The Company maintains officers’ and directors’ liability insurance for the benefit of its officers and directors.
Our Bylaws and Article 8 of our Articles of Incorporation also provide that the Company may indemnify other persons, for such expenses and liabilities, in such manner and under such circumstances, as the Board may determine from time to time.
South Dakota Law
South Dakota law, under which the Company is incorporated, contains certain provisions that may have anti‑takeover effects and thus may delay, deter, or prevent a change in control of the Company. For complete information, you should review the applicable provisions of the SDCL, including the Takeover Act.
Control Share Acquisitions. The Takeover Act generally provides that the shares of a publicly‑held South Dakota corporation acquired by a person that exceed the thresholds of voting power described below will have the same voting rights as other shares of the same class or series only if approved by:
•the affirmative vote of the majority of all outstanding shares entitled to vote, including all shares held by the acquiring person; and
•the affirmative vote of the majority of all outstanding shares entitled to vote, excluding all interested shares.
Each time an acquiring person reaches a threshold, the acquiring person must deliver an information statement to the Company and a vote must be held as described above before the acquiring person will have any voting rights with respect to shares in excess of such threshold. The thresholds that require shareholder approval before voting powers are obtained with respect to shares acquired in excess of such thresholds are 20%, 33‑1/3% and 50%, respectively.
Shares acquired in the absence of such approval are denied voting rights and are redeemable at their then‑current market value by the Company within 10 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person’s shares.
Business Combinations. We are subject to the provisions of Section 47‑33‑17 of the Takeover Act. In general, Section 47‑33‑17 prohibits a publicly‑held South Dakota corporation from engaging in a “business combination” with an “interested shareholder” unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner. A business combination with the interested shareholder must be approved by (1) the board of directors of the corporation prior to the date that the person became an interested shareholder of the corporation (referred to as the person’s “share acquisition date”); (2) the affirmative vote of all of the holders of all of the outstanding voting shares, or, under some circumstances, by the affirmative vote of the holders of a majority of the outstanding voting shares not including those shares beneficially owned by the interested shareholder or any of its affiliates or associates; (3) the affirmative vote of the holders of a majority of the outstanding voting shares not including those shares beneficially owned by the interested shareholder or any of its affiliates or associates at a meeting no earlier than four years after the interested shareholder’s share acquisition date; or (4) the affirmative vote of the holders of a majority of the outstanding voting shares at a meeting no earlier than four years after the interested shareholder’s share acquisition date if the business combination satisfies the conditions of Section 47‑33‑18 of the Takeover Act. Generally, an “interested shareholder” is a person who, together with affiliates and associates, beneficially owns, directly or indirectly, 10% or more of the corporation’s voting stock. A “business combination” includes a merger, a transfer of 10% or more of the corporation’s assets, the issuance or transfer of stock equal to 5% or more of the aggregate market value of all of the corporation’s outstanding shares, the adoption of a plan of liquidation or dissolution, or other transaction resulting in a financial benefit to the interested shareholder.

Multiple Constituencies. The Takeover Act further provides that the Board, in determining whether to approve a merger or other change of control, may take into account both the long‑term as well as short‑term interests of us and our shareholders, the effect on our employees, customers, creditors and suppliers, the effect upon the community in which we operate, and the effect on the economy of the state and nation. This provision may permit the Board to vote against some proposals that, in the absence of this provision, it would otherwise have a fiduciary duty to approve.
Shareholder Action by Written Consent Must Be Unanimous. Section 47‑1A‑704 of the SDBCA provides that any action that may be taken at a meeting of shareholders may be taken without a meeting if a written consent, setting forth the action taken, is signed by all of the shareholders entitled to vote with respect to the action taken. This provision prevents holders of less than all of our Common Stock from using the written consent procedure to take shareholder action.